EXHIBIT 99.1

SPRIZA ATTRACTS MILLIONS OF USERS - RELEASES ANDROID MOBILE APP

EL SEGUNDO, CA – February 6, 2015/Marketwired/ - Spriza, Inc. (“Spriza”) (OTCQB: SPRZ), (the “Company”) (www.spriza.com), the world's leading social network for group prizes and incentives, is pleased to announce the Company has begun beta testing its native app for the Android platform.

Over the past 12 months the Company has attracted millions of viewers to its website through the hosting of numerous contests. The Company has hosted campaigns for Rock n Roll Fantasy Camp Canada, Hard Rock Hotel, House of Blues, Willie Nelson, Mandalay Bay Hotel, the NFL, GoPro and many more. Currently the Company is hosting 170 contests on its website ( www.spriza.com) with a total of 5,340 hosted to date.  The average conversion rate from viewer to subscriber has been 16% and the time a person has spent viewing the website has been up to 29 minutes with an average of 4.14 minutes. The conversion metric is well above industry averages of .02-10% for conversions.*

“We’re like the Google search engine of contests,” said Spriza’s CEO, Rob Danard, adding the Company which launched in May, 2014 has consolidated contests into one central portal. “How we distribute contests is very similar to how Pinterest or Flipboard displays their content.  Our social media contest platform was designed to engage and attract the user in the same way any social platform attracts millions of users. We are striving to parallel Pinterest and its 70 million+ users and with the state of the social media space we feel this could be attainable.  The Android App parlays nicely into our global expansion plans where the majority of the population carries the Internet with them. Android devices currently own a large part of the market share.”

The Company is undertaking further corporate developments to capitalize on the success of the website’s viewership and has now developed a native app for the Android platform. The first rendition of the Spriza Mobile Application will make it easy for users to consume and share the contests through the Spriza platform and earn rewards.  The app is currently being beta tested with a subset of users and the Company expects it to be available to the general public by the end of February, 2015. Users will be able to download the mobile application through the Google play store and from every Spriza web property. Immediately following the completion of the Android App the Company will develop one for the IOS system.

The mobile application will improve conversion rates and participation metrics due to the ease of viewership and consumption of content.

“Knowing that mobile is the dominant platform in the market place we are looking forward to participating at the next level. Users will now have a user friendly interface with them where ever they go; giving us the ability to reach out and interact 24 hours a day.  With our exceptional website results we expect our mobile presence to have a positive effect on our business going forward” said Jay Cowles, Spriza COO.

*Source: http://mashable.com/2013/11/21/conversions-metrics/

About Spriza, Inc.

Spriza, Inc. is the world's leading social network for group prizes and incentives and an emerging growth public company.

Spriza's intellectual property is a robust and effective incentive marketing system that builds brand awareness and generates qualified targeted leads for any size of business through an online contest marketing solution "SPRIZA™". SPRIZA™ is modular, scalable, and fully customizable. It taps into the power of shared interests and personal relationships within targeted markets producing traceable and quantifiable results at every stage of the contest.

SPRIZA™ provides deep, real-time analytics and reporting, through a robust tool that measures marketing and advertising budgets for real time return on investment analysis and demographic profiling. SPRIZA™ leverages social strategies based on business objectives enabling branders to measure results of marketing efforts. The result is a network of subscribers that participate in contest promotions centered and shared around their personal interests. SPRIZA™ produces quantifiable and verifiable participant data results, which can be used for ongoing marketing purposes with targeted demographics. SPRIZA™ data results assess how many consumers responded, whom they shared the campaign with, the level of engagement, how many other campaign participants were influenced and sales value generated.

SPRIZA™ is designed to work with Social Media engines including Facebook, Twitter and Pinterest and offers full mobile capability to engage popular mobile applications including iPhone, Android, Blackberry and Windows mobile operating systems.

Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements, including, but not limited to, introducing the re-formulated Pulse brand of functional drinks by mid-year, the successful rollout of the new coconut water line and any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies. These forward-looking statements are made as of the date of this news release, and the company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although management believes that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the company’s annual report on Form 10-K for the most recent fiscal year,  quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Become a SPRIZA Facebook Fan at http://www.facebook.com/sprizacontests
Follow SPRIZA on Twitter at https://twitter.com/Sprizacontests

For more information, contact:

Media Relations
Christian Darbyshire
tinepublic@shaw.ca
416-419-9953

Internal Communications
info@spriza.com
650-204-7903
www.spriza.com/investors